Exhibit 99.1

Potlatch Corporation 601 W. Riverside Ave., Suite 1100 Spokane, WA 99201 509.835.1550 www.potlatchcorp.com

News Release

For release:	April 19, 2004

Contact:	(Media)	(Investors)
	Michael D. Sullivan	Gerald L. Zuehlke
	(509) 835-1516 (work)	(509) 835-1550
	(509) 951-3405 (cell)	Douglas D. Spedden
(509 835-1549

POTLATCH REPORTS FIRST QUARTER EARNINGS

Spokane WA — Potlatch Corporation (NYSE:PCH) today reported improved earnings in the first quarter of 2004 versus the previous year’s first quarter, largely due to continued strong markets for the company’s wood products, especially oriented strand board.

The company reported net income of $21.8 million, or $.74 per diluted common share, for the first quarter of 2004, compared to a loss from continuing operations of $8.9 million, or $.31 per diluted common share, for the first quarter of 2003. Including discontinued operations, the company incurred a net loss of $9.6 million, or $.33 per diluted common share, for 2003’s first quarter. Discontinued operations in 2003 consisted of the company’s former printing papers mill in Brainerd, Minnesota. Net sales for the first quarter of 2004 were $420.4 million, approximately 26% higher than the $334.8 million recorded in the first quarter of 2003.

The Resource segment reported operating income of $12.1 million for the first quarter of 2004, slightly higher than the $11.1 million earned in the first quarter of 2003. Higher income from land sales was largely responsible for the favorable comparison.

Operating income for the Wood Products segment totaled $57.8 million for the first quarter of 2004, a significant improvement over 2003’s first quarter loss of $3.6 million. L. Pendleton Siegel, Potlatch chairman and chief executive officer, credited the improvement to higher selling prices and increased shipments for all of the segment’s lumber and panel products. “Low interest rates are supporting continued strong homebuilding activity and demand for wood products, while a weaker U.S. dollar has increased the cost of imported materials,” Siegel stated. The market’s strength is most apparent in oriented strand board sales prices, which were nearly double first quarter 2003 prices and reflect a continuation of the positive conditions that existed during the fourth quarter of 2003.

The Pulp and Paperboard segment reported an operating loss for 2004’s first quarter of $7.8 million, versus a loss of $9.3 million for 2003’s first quarter. “Increased paperboard shipments, as well as lower unit costs due to higher paperboard production at the Lewiston, Idaho, facility, were responsible for the smaller loss in the quarter,” Siegel said. “Segment profitability is being constrained by weak selling prices for paperboard. However, markets have recently begun to show some signs of improvement,” he added. Siegel explained that the segment’s first quarter results were adversely affected by lower pulp production resulting from weather-related fiber supply problems in January and a planned maintenance shutdown in March at the Lewiston, Idaho, facility.

The Consumer Products segment incurred an operating loss of $3.8 million for the first quarter of 2004, compared to operating income of $6.8 million for 2003’s first quarter. “Markets for consumer tissue products continue to be very competitive, resulting in net sales prices that were 3 percent below first quarter 2003 levels,” Siegel noted. “Higher pulp costs in the first quarter of 2004, coupled with start-up costs for the new tissue machine in Las Vegas, Nevada, contributed to the unfavorable quarter-to-quarter comparison as well.” The results for the current quarter also reflect a pre-tax charge of approximately $1.3 million for a reduction in force, which occurred in January. The segment’s Las Vegas facility is currently producing ultra towel inventory to support the product’s rollout by retailers in the second quarter.

Potlatch is a diversified forest products company with timberlands in Arkansas, Idaho and Minnesota.

This news release contains, in addition to historical information, certain forward-looking statements. These forward-looking statements are based on management’s best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. The company’s actual results could differ materially from those expressed or implied by forward-looking statements. The company disclaims any intent or obligation to update these forward-looking statements.

Potlatch Corporation and Consolidated Subsidiaries

Statements of Operations and Comprehensive Income

Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended March 31
	2004	2003
Net sales	$420,422	$334,802

Costs and expenses:
Depreciation, amortization and cost of fee timber harvested	27,083	26,859
Materials, labor and other operating expenses	322,105	292,344
Selling, general and administrative expenses	22,455	17,252
Restructuring charges	1,280	227

	372,923	336,682

Earnings (loss) from operations	47,499	(1,880)
Interest expense	(11,860)	(12,762)
Interest income	128	67

Earnings (loss) before taxes	35,767	(14,575)
Provision (benefit) for taxes	13,949	(5,684)

Earnings (loss) from continuing operations	21,818	(8,891)
Discontinued operations:
Loss from discontinued operations (including loss on disposal of $— and $45)	—	(1,106)
Income tax benefit	—	(432)

Net earnings (loss)	21,818	(9,565)

Other comprehensive loss, net of tax:
Cash flow hedges:
Net derivative losses, net of income tax benefit of $44 and $—	(68)	—

Comprehensive income (loss)	$21,750	$(9,565)

Net earnings (loss) per common share from continuing operations:
Basic	$.75	$(.31)
Diluted	.74	(.31)
Net earnings (loss) per common share:
Basic	.75	(.33)
Diluted	.74	(.33)
Average shares outstanding (in thousands):
Basic	29,245	28,617
Diluted	29,365	28,617

Certain 2003 amounts have been reclassified to conform to the 2004 presentation.

Potlatch Corporation and Consolidated Subsidiaries

Condensed Balance Sheets

2004 amounts unaudited (Dollars in thousands - except per-share amounts)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and short-term investments	$87,485	$47,281
Receivables, net	125,155	105,345
Inventories	166,002	159,678
Prepaid expenses	17,004	18,315

Total current assets	395,646	330,619
Land other than timberlands	8,831	8,831
Plant and equipment, at cost less accumulated depreciation	730,655	740,342
Timber, timberlands and related logging facilities	398,086	398,899
Other assets	117,709	118,686

	$1,650,927	$1,597,377

Liabilities and Stockholders' Equity
Current liabilities:
Current installments on long-term debt	$507	$507
Accounts payable and accrued liabilities	167,684	169,310

Total current liabilities	168,191	169,817
Long-term debt	618,288	618,278
Other long-term obligations	270,511	266,514
Deferred taxes	85,672	71,917
Stockholders' equity	508,265	470,851

	$1,650,927	$1,597,377

Stockholders' equity per common share	$17.25	$16.33
Working capital	$227,455	$160,802
Current ratio	2.4:1	1.9:1

Highlights

Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended March 31
	2004	2003
Net sales	$420,422	$334,802
Earnings (loss) from continuing operations	21,818	(8,891)
Net earnings (loss)	21,818	(9,565)
Net earnings (loss) per common share from continuing operations:
Basic	$.75	$(.31)
Diluted	.74	(.31)
Net earnings (loss) per common share:
Basic	.75	(.33)
Diluted	.74	(.33)
Dividends per common share (annual rate)	.60	.60

Segment Information
(Dollars in thousands)	Three Months Ended March 31
	2004	2003
Net sales
Resource	$61,790	$44,971
Wood products	209,054	137,075
Pulp and paperboard	120,910	118,061
Consumer products	73,968	78,064

	465,722	378,171
Intersegment sales	(45,300)	(43,369)

Total net sales	$420,422	$334,802

Operating income (loss)
Resource	$12,053	$11,121
Wood products	57,799	(3,611)
Pulp and paperboard	(7,761)	(9,333)
Consumer products	(3,817)	6,802
Eliminations	435	70

	58,709	5,049
Corporate	(22,942)	(19,624)

Earnings (loss) from continuing
operations before taxes	$35,767	$(14,575)

Certain 2003 amounts have been reclassified to conform to the 2004 presentation.